Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-65934, 333-65936, 333-65938, 333-101243, 333-101265, 333-125667, 333-131164, 333-140939, 333-155757, 333-165078, 333-172463, 333-179700, 333-186951 and 333-194269 on Form S-8 of Zimmer Biomet Holdings, Inc. of our report dated August 20, 2014, January 27, 2016 as to the effects of the corrections discussed in Note 2, relating to the consolidated financial statements of LVB Acquisition, Inc., appearing in this Current Report on Form 8-K of Zimmer Biomet Holdings, Inc., filed on January 28, 2016.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

January 27, 2016